Exhibit 99.1

EDUCATION REALTY TRUST ANNOUNCES
THIRD QUARTER 2010 RESULTS

-  Leasing Revenue Up Over 4% For 2010/2011 Lease Term  -

MEMPHIS, TN, October 28, 2010 - Education Realty Trust, Inc. (NYSE:EDR), a leader in the ownership, development and management of collegiate housing, today announced operating results for the quarter ended September 30, 2010.

Third Quarter Highlights and Recent Announcements

•
Funds from operations adjusted (“FFOA”) was $0.02 per share/unit for the third quarter 2010 compared to $(0.01) for the prior year.  Funds from operations (“FFO”) was $(0.55) per share/unit, which included $0.57 of impairment charges;

•	Opened the 2010/2011 lease term with a 2.3% increase in occupancy and a 2.0% improvement in net rental rates;

•	Same-community net operating income increased 14.9% for the third quarter on a 2.6% increase in revenue and a 2.4% reduction in operating expenses;

•
Signed a development agreement for a 290 unit collegiate housing community adjacent to the University of Connecticut at Storrs Center.  Construction is to begin in 2011 with the first phase opening summer of 2012 and the second phase opening summer of 2013;

•
Closed financing and began construction on third-party developments aggregating 1,603-beds and $94.5 million at East Stroudsburg and Mansfield universities in Pennsylvania.  The projects are expected to open in January of 2012; and

•
Subsequent to the end of the quarter, the Company entered into agreements that will reposition its portfolio, including the sale of nine communities at smaller colleges, eight of which are former Place-communities, and the acquisition of a 641-bed community at the University of Virginia in Charlottesville, Virginia.

“Our property operations team continues to produce market leading results with both a 14.9% improvement in same-community net operating income and an increase in leasing revenue of more than 4% for the 2010/2011 lease term,” commented Randy Churchey, Education Realty Trust’s President and Chief Executive Officer. “In addition, the previously announced acquisition of a community at the University of Virginia, the sale of nine assets at predominately smaller colleges and universities, and the new developments at Johns Hopkins, the University of Texas and the University of Connecticut all improve the quality of our portfolio and should drive better long term growth and ultimately create value for our shareholders.”

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the third quarter of 2010 was a loss of $39.8 million, or $0.69 per diluted share, compared to a net loss attributable to common stockholders of $7.4 million, or $0.15 per diluted share, for the same period in 2009.  Impairment charges of $33.6 million, or approximately $0.58, per diluted share were the main factor in the lower net income as same-community net operating income increased 14.9% from the prior year.

Funds From Operations

FFOA for the third quarter of 2010 was $1.3 million compared to $(0.4) million in the prior year.  FFOA per share/unit for the quarter was $0.02 compared to $(0.01) in the prior year, reflecting the improvement in same-community net operating income.

FFO for the third quarter of 2010 was $(32.6) million compared to $(0.4) million for the same period last year.  FFO per share/unit for the third quarter was $(0.55) compared to $(0.01) in the third quarter of 2009.  The decline in FFO per share/unit was due to the $33.6 million of impairment charges recognized in the third quarter of 2010.

A reconciliation of FFO and FFOA to net income is included with the financial tables accompanying this release.

Same-Community Results

Same-community net operating income was $8.1 million for the third quarter of 2010, an increase of 14.9%, or $1.0 million, from the prior year.  This growth in operating income was the result of a 2.6% increase in revenue and a 2.4% reduction in operating expenses.  Revenue for the quarter includes the blend of a 1.0% decline from 2009/2010 leases that expired in July and a 4.3% increase from leases for the new 2010/2011 lease term.  Operating expenses decreased due to a 5.4% reduction in turn costs as well as lower real estate tax expense, a reduction in internet costs and bad debt expense and timing of some expenses that will be incurred in the fourth quarter.  These decreases were partially offset by a 3.0% increase in operating expenses due to higher utility and payroll costs.

Legacy-Communities
Net operating income for the legacy-communities increased 12.8%, or $0.8 million, for the third quarter of 2010 on revenue growth of 1.6%, or $0.3 million, and a 3.3%, or $0.5 million, reduction in operating expenses.  The resulting operating margin for the legacy-communities was 33.7%, a 340 basis point improvement from the third quarter of 2009.

Place-Communities
Net operating income for the Place-communities increased 27.1%, or $0.3 million, for the third quarter of 2010 on revenue growth of 6.9%, or $0.3 million, and operating expenses that were flat to prior year.  The resulting operating margin for the Place-communities was 26.9%, a 428 basis point improvement from the third quarter of 2009.

Community Occupancy and New Lease Term Opening

On a same-community basis, the 2010/2011 lease term opened with occupancy of 92.2% at September 30th.  This compared to an opening occupancy of 90.1% for the 2009/2010 lease term.  Year over year occupancy improved 210 basis points an increase of 2.3% and net rental rates improved 2.0% from the prior lease term.

The legacy-communities opened the 2010/2011 lease term 93.6% occupied, an improvement of 210 basis points, or a 2.3% increase, compared to 91.5% last year.  Net rental rates in the portfolio improved approximately 1.6% from the prior lease term.  The Place-communities opened the fall lease term 87.1% occupied, improving 180 basis points, or a 2.1% increase, as compared to 85.3% last year.  Net rental rates for these communities improved approximately 3.8% from the prior lease term.

The Company publishes a property-by-property leasing schedule in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382

Development and Investment Activity

University of Connecticut
The Company entered into an agreement to develop the first two phases of collegiate housing at Storrs Center adjacent to the University of Connecticut. The two phases will include 290 units for a total cost of approximately $45.5 million. Construction is expected to begin in 2011 with the first phase opening in the summer of 2012 and the second phase opening in 2013. Located in Storrs, Connecticut, Storrs Center will be a $220 million, mixed-use town center that will include new retail, restaurant, office and residential development within a planned community of pedestrian walkways, green spaces and conservation areas.  The Company will own and manage the collegiate housing.

Science + Technology Park at Johns Hopkins
The Company broke ground on the $60.7 million participating-development for graduate student housing at the Science + Technology Park at Johns Hopkins.  As of September 30, 2010, the Company had funded $7.2 million of the $18.0 million in financing it had committed to the project.  The community is expected to open in the summer of 2012.

The University of Texas at Austin
Negotiations are progressing on the final ground lease for the OnePlanSM collegiate housing project at The University of Texas at Austin.  Construction of the project is expected to begin in the summer of 2011 with an opening planned for summer 2013.

Tom Trubiana, Education Realty Trust’s Executive Vice President and Chief Investment Officer commented, “The Company continues to execute on its stated strategy of focusing on Company owned development and acquisition opportunities in close proximity to tier one universities where there are significant barriers to entry. Additionally, we will pursue the acquisition of turn around opportunities and new third-party development awards that will contribute to cash flow over the next few years.

Asset Repositioning and Capital Recycling

In October, the Company completed the purchase of The Grandmarc at the Corner, a 641-bed student housing community at the University of Virginia (UVA) in Charlottesville, Virginia.  UVA enrollment for the 2009/2010 academic year was approximately 24,400.  The property was opened in 2006 and is located within two blocks of campus and “The Corner” a popular destination for students due to the wide variety of restaurants, shopping and entertainment venues.  The purchase price was approximately $45.5 million with related acquisition costs of approximately $1.5 million that will be expensed in the fourth quarter.  The Company funded the acquisition with existing cash and a draw on its revolving credit facility.  As of September 30, 2010, The Grandmarc was 90.8% occupied at an average monthly rental rate per bed of approximately $670.

The Company entered into agreements in October to sell nine communities, including eight of the former Place communities, for a total of $84.8 million.  The sale of the first four communities is scheduled to close by the end of the fourth quarter.  The gross sales price is $38.7 million with expected net proceeds of approximately $20.7 million after repayment of related debt of $17.2 million and other closing costs.  The remaining five communities are scheduled to close in the first quarter of 2011.  The gross sales price is $46.1 million with expected net proceeds of approximately $29.6 million, after repayment of related debt of $16.1 million and other closing costs.  To ensure closing of the transactions the buyer placed $2.0 million of nonrefundable deposits in escrow and the Company opened a $3.0 million letter of credit for the benefit of the buyer.

The Company closed on a previously announced sale of a joint venture community in which the Company had a 10% equity investment.  The Company received net proceeds from the sale of $0.7 million and recognized $0.1 million as its portion of the loss on sale in the third quarter.

The Company’s regular review of the recoverability of asset carrying values, which included the consideration of these pending sales transactions, identified asset impairments totaling $33.6 million.  These impairment charges were recognized in the third quarter of 2010.

To see the Company’s property-by-property leasing for the 2010/2011 lease term after the impact of the transactions discussed above refer to the quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382

Capital Structure

On September 30, 2010, the Company had cash and cash equivalents totaling $28.0 million and no outstanding borrowings on its revolving credit facility, which had a borrowing base availability of $41.9 million.  The Company’s debt to gross asset value was 42.6%, its net debt was 7.4x EBITDA, and its interest coverage ratio was 2.2x.  Subsequent to the end of the quarter the Company drew $27.0 million on its revolving credit facility to partially fund the acquisition of The Grandmarc at the Corner.  This asset will be the only community the Company will have after the dispositions discussed above that is unencumbered by debt and eligible for inclusion in the revolving credit facility.  If the community were included, the Company estimates that the borrowing base availability would be approximately $70.0 million.

The Company expects to retire approximately $33.3 million of mostly variable interest rate debt over the next two quarters in conjunction with closing the sales of the nine assets under contract as discussed above.  The debt that is expected to be paid off is currently scheduled to mature in late 2013 and early 2014.

The Company established an “at-the-market” (ATM) equity distribution program in June 2010.  The program was first utilized in the third quarter, during which the Company sold approximately 1.5 million shares of common stock at an average price of $6.99.  The net proceeds after costs totaled $10.3 million.

Earnings Guidance and Outlook

Based upon management’s current estimates, the Company reaffirms its previous guidance for full year 2010 FFOA per share/unit of $0.38 to $0.42.  This outlook does not include the impact of any additional dispositions, acquisitions, new third-party development or management contracts, additional ONE Plan developments, capital transactions or corporate restructuring costs.

Webcast and Conference Call

The Company will host a conference call for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Thursday, October 28, 2010.  The call will be hosted by Randy Churchey, President and Chief Executive Officer, and Randy Brown, Executive Vice President and Chief Financial Officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants from within the U.S. may dial (877) 941-8416, and participants from outside the U.S. may dial (480) 629-9808.  The passcode for this call is 4368760.  Participants may also access the call via live webcast by visiting the Company’s investor relations Web site at www.educationrealty.com.

The replay of the call will be available at approximately 7:00 p.m. Eastern Time on October 28, 2010 through midnight Eastern Time on November 11, 2010.  To access the replay, the domestic dial-in number is (800) 406-7325, the international dial-in number is (303) 590-3030, and the passcode is 4368760.  The archive of the webcast will be available on the Company’s Web site for a limited time.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.

Non-GAAP Financial Measures

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. The Company presents FFO available to all stockholders and unitholders because it considers it an important supplemental measure of the Company’s operating performance, assists in the comparison of our operating performance between periods to that of different companies and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. As such, the Company also excludes the impact of noncontrolling interest in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

The Company also uses funds from operations adjusted or FFOA as an operating measure.  FFOA is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes.  The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects.  FFOA also includes adjustments to exclude the impact of gains/losses on extinguishment of debt, transaction costs related to acquisitions, impairment losses and reorganization or severance costs.  The Company feels these adjustments are appropriate in determining FFOA as they are not indicative of the operating performance of the Company’s assets.  In addition the Company believes that FFOA is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

About Education Realty Trust

Education Realty Trust, Inc. (NYSE:EDR) is one of America’s largest owners, developers and operators of collegiate housing.  EDR is a self-administered and self-managed real estate investment trust that owns or manages 63 communities in 23 states with more than 37,000 beds. For more information please visit the Company's website at www.educationrealty.com.

Contact:
Brad Cohen
ICR, LLC
203-682-8211
bcohen@icrinc.com

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Student housing properties, net	$708,942	$749,884
Cash and cash equivalents	27,960	31,169
Restricted cash	6,488	4,579
Other assets	26,376	18,981

Total assets	$769,766	$804,613

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$398,087	$406,365
Accounts payable and accrued expenses	20,008	11,658
Deferred revenue	14,499	10,346
Total liabilities	432,594	428,369

Commitments and contingencies	-	-

Redeemable noncontrolling interests	10,035	11,079

Equity:
Education Realty Trust, Inc. stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 shares authorized, 58,347,250 and 56,705,605 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	584	567
Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	-	-
Additional paid-in capital	415,429	410,455
Accumulated deficit	(88,876)	(48,636)
Total Education Realty Trust, Inc. stockholders’ equity	327,137	362,386
Noncontrolling interest	-	2,779
Total equity	327,137	365,165

Total liabilities and equity	$769,766	$804,613

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Three months ended September 30,
	2010	2009
Revenues:
Student housing leasing revenue	$26,660	$25,682
Third-party development services	334	2,559
Third-party management services	762	738
Operating expense reimbursements	7,152	3,523
Total revenues	34,908	32,502

Operating expenses:
Student housing leasing operations	18,056	18,392
General and administrative	3,449	3,738
G&A related to severance, development pursuit and acquisition costs	(124)	165
Depreciation and amortization	7,701	7,227
Loss on impairment	33,610	-
Reimbursable operating expenses	6,236	3,523
Total operating expenses	68,928	33,045

Operating loss	(34,020)	(543)

Nonoperating expenses:
Interest expense	5,524	6,323
Amortization of deferred financing costs	306	230
Interest income	(174)	(180)
Total nonoperating expenses	5,656	6,373

Loss before equity in earnings of unconsolidated entities, income taxes and discontinued operations	(39,676)	(6.916)

Equity in earnings of unconsolidated entities	(328)	(152)
Loss before income taxes and discontinued operations	(40,004)	(7,068)
Less: Income tax expense	444	513
Loss from continuing operations	(40,448)	(7,581)
Loss from discontinued operations	-	(3)
Net loss	(40,448)	(7,584)

Less: Net loss attributable to the noncontrolling interests	(628)	(200)
Net loss attributable to Education Realty Trust, Inc.	$(39,820)	$(7,384)

Earnings per share information:
Net loss attributable to Education Realty Trust, Inc. common stockholders per share – basic & diluted:	$(0.69)	$(0.15)

Weighted-average common shares outstanding – basic & diluted	57,719	47,932

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Nine months ended September 30,
	2010	2009
Revenues:
Student housing leasing revenue	$84,705	$82,962
Third-party development services	1,675	5,275
Third-party management services	2,335	2,370
Operating expense reimbursements	11,017	7,749
Total revenues	99,732	98,356

Operating expenses:
Student housing leasing operations	44,702	44,491
General and administrative	10,917	11,513
G&A related to severance, development pursuit and acquisition costs	744	225
Depreciation and amortization	22,592	21,501
Loss on impairment	33,610	-
Reimbursable operating expenses	10,101	7,749
Total operating expenses	122,666	85,479

Operating income (loss)	(22,934)	12,877

Nonoperating expenses:
Interest expense	16,653	18,825
Amortization of deferred financing costs	974	749
Interest income	(402)	(334)
Gain on extinguishment of debt	-	(830)
Total nonoperating expenses	17,225	18,410

Loss before equity in earnings of unconsolidated entities, income taxes and discontinued operations	(40,159)	(5,533)

Equity in earnings of unconsolidated entities	(242)	(6)
Loss before income taxes and discontinued operations	(40,401)	(5,539)
Less: Income tax expense	268	1,203
Loss from continuing operations	(40,669)	(6,742)
Loss from discontinued operations	-	(21)
Net loss	(40,669)	(6,763)

Less: Net loss attributable to the noncontrolling interests	(429)	(43)
Net loss attributable to Education Realty Trust, Inc.	$(40 240)	$(6,720)

Earnings per share information:
Net loss attributable to Education Realty Trust, Inc. common stockholders per share – basic & diluted:	$(0.70)	$(0.19)

Weighted-average common shares outstanding – basic & diluted	57,120	35,014

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CALCULATION OF FFO AND FFOA
(Amounts in thousands, except per share data)
Unaudited

	Three months ended September 30,			Nine months ended September 30,
	2010		2009	2010	2009

Net loss attributable to Education Realty Trust, Inc.		$(39,820)	$(7,384)	$(40,240)	$(6,720)

Real estate related depreciation and amortization		7,593	7,056	22,276	21,015
Equity portion of real estate depreciation and amortization on equity investees		120	129	368	373
Depreciation and amortization of discontinued operations		-	-	-	25
Equity portion of loss on sale of student housing property on equity investee		137	-	137	-
Noncontrolling interests		(628)	(200)	(429)	(43)
Funds from operations (“FFO”)		$(32,598)	$(399)	$(17,888)	$14,650

FFO on Participating Developments: (2)
Interest on loan to Participating Development		112	-	112	-
Development fees on Participating Development, net of costs and tax		23	-	23	-
FFO on Participating Developments:		135	-	135	-

Impact of refinancing, impairment and reorganization charges:
Gain on extinguishment of debt		-	-	-	(830)
Acquisition costs		24	-	24	-
Loss on impairment		33,610	-	33,610	-
Reorganization/severance costs, net of tax		116	-	423	-
Impact of refinancing, impairment and reorganization charges		33,750		34,057	(830)

Funds from operations – adjusted (“FFOA”)		$1,287	$(399)	$16,304	$13,820

FFO per weighted average share/unit (1)	$	(0.55)	$(0.01)	$(0.31)	$0.40

FFOA per weighted average share/unit (1)		$0.02	$(0.01)	$0.28	$0.38

Weighted average shares/units (1)		58,830	49,314	58,353	36,388

Notes:
(1)	FFO and FFOA per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.
(2)  FFO on participating developments represents the actual economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustments are recognized under the same percentage of completion method of accounting used for third-party development fees.